EXHIBIT 10.1

EMPLOYEE CONSULTING AGREEMENT

This Employee Consulting Agreement (“Agreement”) is made and entered into as of the 11th day of March 2005, by and between IMPCO Technologies, Inc., a Delaware Corporation (hereafter “the Company” or “IMPCO”) and employee Robert Stemmler (hereafter “Employee Consultant”).

WHEREAS, the Company wishes to engage employee Robert Stemmler as an employee and a consultant to provide services to the Company in his areas of experience and expertise;

WHEREAS, the Employee Consultant is willing to provide services to the Company on a limited basis for the Agreement Term, as that phrase is defined below, in accordance herewith;

WHEREAS, the Employee Consultant wishes to and hereby resigns from the Board of Directors as of his execution of this Agreement and delivery to the Company;

NOW, THEREFORE, IN CONSIDERATION of the mutual promises set forth in this Agreement, the Company and Employee Consultant agree as follows:

Section 1. EMPLOYMENT.

1.1 Term. The Company agrees to employ Employee Consultant to provide services to the Company, and Employee Consultant agrees to provide services to the Company, in accordance with the terms and provisions of this Agreement, for the period commencing March 11, 2005, and ending on March 31, 2007 (“the Agreement Term”). At the conclusion of the Agreement Term, Employee Consultant will be deemed to have retired for purposes of the employee incentive stock option plans. The disability or death of Employee Consultant shall not terminate this Agreement or relieve the Company of the obligation to pay the full Consulting Fee, as defined in paragraph 2.1, below, to Employee Consultant or his estate as appropriate. The Company agrees that this Agreement is not terminable by the Company and shall not be terminated by the Company for any reason. Company agrees that Employee Consultant is not an at-will employee or an at-will consultant.

1.2 Description of Services. Employee Consultant hereby accepts employment under this Agreement and agrees to devote his best efforts, attention and energy to the Company’s business. The Employee Consultant’s duties shall include such activities, responsibilities and duties as may be reasonably assigned from time to time by the Chief Executive Officer. Employee Consultant shall not be required to perform these duties for any minimum number of hours per day, week, month, year, contract term or any other unit of measurement. Employee Consultant will be available to perform these services upon reasonable notice within a reasonable amount of time appropriate to the circumstances at the time he receives such notification.

Section 2. COMPENSATION.

2.1 Base Compensation. In exchange for Employee Consultant’s agreement to the terms and conditions of this Agreement and for good and valid consideration provided by Employee Consultant to the Company, the Company shall pay Employee Consultant $300,000 (“the “Consulting Fee”) for the Agreement Term, which amount will be prorated and paid to Employee Consultant or his estate in 24 equal monthly installments over the Agreement Term, rather than as an annual salary, less all lawful and agreed upon withholdings, Such payments will be prorated and made to Employee Consultant or his estate every two weeks, commencing April 1, 2005, pursuant to IMPCO’s normal payroll policy, as modified from time to time.

2.2 Benefits. During the Agreement Term, Employee Consultant shall be entitled to and the Company will provide Employee Consultant and his current spouse with the following benefits:

(a) The Company will reimburse Employee Consultant for lifetime medical insurance for Employee Consultant and his wife in the form of COBRA initially, followed by supplemental Medicare J insurance in August 2005 for the natural life of Employee Consultant and his spouse. Should Medical J supplemental insurance not be available for Employee Consultant and his spouse, the company will reimburse Employee Consultant for comparable medical to that provided by the Company for the natural life of Employee Consultant and his spouse.

(b) Term life insurance in the face amount of $750,000 for the Agreement Term;

(c) Long-term disability insurance providing for monthly disability payments of $10,000 after a waiting period not in excess of ninety (90) days for the Agreement Term;

(d) Continued and full participation in the employee incentive stock option plans during the Agreement Term. The employee incentive option plans will continue in all respects during the Agreement Term. At the end of the Agreement Term, Employee Consultant will be deemed to have retired for the purposes of the employee incentive stock option plans. Employee Consultant understands that this subparagraph shall not entitle Employee Consultant to additional grants of stock options, and shall not entitle Employee Consultant to the issuance of additional shares of capital stock other than on the exercise of stock options held by Employee Consultant that are fully vested as of the Employee Consultant’s retirement date.

2.3 Business Expense Reimbursement. During the Agreement Term, the Company will reimburse Employee Consultant for reasonable out-of-pocket expenses incurred by Employee Consultant in the performance of services for the Company (e.g. transportation, food and lodging expenses incurred while traveling on Company business), all subject to such policies and other requirements as the Company may from time to time establish for its employees generally. Employee Consultant shall maintain such records as will enable the Company to deduct such items as business expenses when computing its taxes.

Section 3. TERMINATION.

3.1 Expiration of Term. Except for those obligations hereunder which by their terms continue beyond the Agreement Term, this Agreement will automatically expire upon conclusion of the Agreement Term on March 31, 2007.

Section 4. CONFIDENTIALITY.

4.1 In consideration of his consulting with the Company, or any of its related entities, and of the Consulting Fee Employee Consultant agrees to the following conditions relating specifically to the Company’s Confidential Information:

(a) Confidential Information includes, but is not limited to, all information not generally known to the public relating to the business of the Company or any third party that is contributed to, developed by, disclosed to, or known to Employee Consultant in the course of his employment with the Company, including but not limited to trade secrets, know-how, concepts, methods, techniques, designs, drawings, specifications, computer programs, support and training materials (including written material, videotapes, overheads and the like), client, customer or supplier lists, pricing information, marketing plans or information, or other records concerning the Company’s finances, contracts, services or personnel.

(b) Employee Consultant will respect the confidences of the Company and will not at any time during or after his employment with the Company, directly or indirectly, divulge or disclose for any purpose or use for his own benefit any Confidential Information that has been obtained by or disclosed to Employee Consultant as a result of his employment with the Company.

(c) At the conclusion of the Agreement Term, the Employee Consultant will return and will not keep or preserve any records or copies of records relating to the Company, or its business, or its Confidential Information. Employee Consultant will take such steps as may be reasonably necessary to prevent disclosure of Confidential Information to others and will not disclose Confidential Information to others without the prior written consent of the Company’s Chief Executive Officer.

(d) This agreement not to disclose Confidential Information will continue to apply even after Employee Consultant is no longer employed by the Company, and until such time as the Confidential Information becomes public knowledge through no fault of his own. Employee Consultant will report to the Company any and all unauthorized disclosures or uses of Confidential Information known by him. Employee Consultant acknowledges that any publication or disclosure of Confidential Information to others may cause immediate and irreparable harm to the Company and if Employee Consultant should publish or disclose Confidential Information to others, the Company shall be entitled to remedies provided for by the law including, if applicable, injunctive relief or any other remedies to which it is entitled under law or equity.

5.1. Applicable Law and Venue. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of California and venue for any action arising out of this Agreement shall be in Orange County, California.

5.2. Entire Agreement. This document contains the entire agreement of the parties concerning the details of Employee Consultant’s employment with the Company and all promises, representations, understandings, arrangements and prior agreements concerning the details of Employee Consultant’s employment with the Company are merged herein and superseded hereby. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought.

5.3. Severability. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, the other provisions herein shall be remain in full force and effect in such jurisdiction and shall be liberally construed in order to effectuate the purpose and intent of this Agreement and the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceabitity of any such provision in any other jurisdiction.

5.4. Attorneys’ Fees. If suit or action is commenced by either party against the other concerning this Agreement, the prevailing party shall be awarded its costs and reasonable attorneys’ fees, including any costs or fees incurred on appeal.

5.5. Notices. Any notice, request, consent, or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and personally delivered to Employee Consultant or by registered or certified mail to Employee Consultant’s residence (as noted in the Company’s records) or if personally delivered to the Company’s Corporate Secretary at the Company’s principal office.

IMPCO Technologies, Inc.		EMPLOYEE CONSULTANT

By	/s/ Mariano Costamagna	/s/ Robert M. Stemmler
Its		Robert M. Stemmler

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